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                                                                    Exhibit 12.1

                    Standard Pacific Corp. and Subsidiaries
          Ratio of Earnings to Fixed Charges - Continuing Operations

                            (Dollars in thousands)

                                             For the Nine Months
                                                   Ended
                                                September 30,                       For the Year Ended December 31,
                                           ----------------------  -------------------------------------------------------------
                                              2000       1999          1999           1998       1997       1996        1995
                                           ----------  ----------  -----------  -----------  ----------  ----------  -----------
Fixed charges:
  Total Interest Incurred                    $ 27,640    $ 26,491     $ 35,151     $ 29,010    $ 17,026     $16,687     $ 19,200
  Interest factor in lease rentals                300         300          400          400         400         400          400
                                           ----------  ----------  -----------  -----------  ----------  ----------  -----------
  Fixed Charges                              $ 27,940    $ 26,791     $ 35,551     $ 29,410    $ 17,426     $17,087     $ 19,600
                                           ==========  ==========  ===========  ===========  ==========  ==========  ===========
Earnings & Adjustments:
   Income (loss) from continuing
     operations before income taxes          $ 98,224    $ 78,635     $114,063     $ 80,894    $ 41,046     $12,948     $(37,247)

   Add (Deduct):
     Noncash charges (1)                           -           -           650           -           -           -        46,491
     Income from unconsolidated
       joint ventures                         (11,537)     (5,148)      (6,201)      (4,158)     (3,787)     (4,708)      (6,953)
     Cash distributions from
       unconsolidated joint ventures            6,032       6,363        6,363        4,270       1,197       7,950        6,000
     Fixed charges, above                      27,940      26,791       35,551       29,410      17,426      17,087       19,600
     Capitalized interest                     (25,138)    (25,463)     (33,632)     (27,842)    (12,044)     (9,545)     (17,340)
     Amortization of previously
       capitalized interest                    19,480      19,133       27,401       26,399      23,475      16,920       27,638
                                           ----------  ----------  -----------  -----------  ----------  ----------  -----------
   Adjusted Earnings                         $115,001    $100,311     $144,195     $108,973    $ 67,313     $40,652     $ 38,189
                                           ==========  ==========  ===========  ===========  ==========  ==========  ===========

   Ratio of Earnings to Fixed Charges            4.12        3.74         4.06         3.71        3.86        2.38         1.95
                                           ==========  ==========  ===========  ===========  ==========  ==========  ===========

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(1) Noncash recurring charges of $650,000 in 1999 related to the write down of leasehold improvements and $46.5 million in 1995 related to real estate inventories in connection with the Company's adoption of Financial Accounting Standards No. 121.